[THE SOUTH FINANCIAL GROUP LOGO OMITTED]
                                                           102 South Main Street
                                                            Greenville, SC 29601
                                                                    864.255.4919

NEWS RELEASE


Date:             November  5, 2003
Release Time:     Immediate

             THE SOUTH FINANCIAL GROUP ANNOUNCES THE PUBLIC OFFERING
                      OF 5.5 MILLION SHARES OF COMMON STOCK

GREENVILLE, SC - The South Financial Group, Inc. (Nasdaq/NM: TSFG) announced today that it has commenced a public offering of 5.5 million shares of its common stock at $27.00 per share. TSFG also granted the underwriters a 30-day option to purchase up to 825,000 additional shares to cover over-allotments, if any. The offering is expected to close on November 12, 2003, subject to customary closing conditions. The 5.5 millon shares of common stock being offered are in addition to approximately 5.5 million shares issued in connection with TSFG's acquisition of MountainBank Financial Corporation on October 3, 2003.

JPMorgan Securities Inc. is the sole bookrunner for the offering. Sandler O'Neill & Partners, L.P. is the joint lead manager, and UBS Investment Bank is the senior co-manager. The offering is being made pursuant to an effective shelf registration statement filed with the SEC, which was declared effective by the SEC on July 11, 2003. The net proceeds of approximately $140 million will be used to increase the capital at TSFG's subsidiary banks, to pursue growth opportunities and for general corporate purposes.

The common stock offering may be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from JPMorgan, Chase Distribution and Support Service, 1 Chase Manhattan Plaza Floor 5B, New York, NY 10081.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The South Financial Group, a financial services company headquartered in Greenville, South Carolina, has total assets of approximately $10 billion and approximately 135 branch offices in South Carolina, Florida and North Carolina. It operates two primary subsidiary banks: Carolina First Bank and Mercantile Bank. Carolina First Bank, the largest South Carolina-based commercial bank, operates in South Carolina, North Carolina and on the internet under the brand name, Bank CaroLine. Mercantile Bank operates in Florida, principally in the Jacksonville, Orlando and Tampa Bay markets. The South Financial Group's common stock trades on the Nasdaq National Market under the symbol TSFG. Press releases along with additional information may also be found at The South Financial Group's website: www.thesouthgroup.com.

CONTACTS:
         William S. Hummers III, Vice Chairman and CFO, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919

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